As filed with the Securities and Exchange Commission on February 4, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ORTHO CLINICAL DIAGNOSTICS HOLDINGS PLC

(Exact name of registrant as specified in its charter)

England and Wales	98-1574150
(State or other jurisdiction of incorporation of organization)	(I.R.S. Employer Identification No.)

1001 Route 202

Raritan, New Jersey 08869

(Address of principal executive offices) (Zip code)

Ortho Clinical Diagnostics Holdings plc 2021 Omnibus Incentive Award Plan

Ortho-Clinical Diagnostics Bermuda Co. Ltd. 2014 Equity Incentive Plan

(Full title of the plan)

Michael A. Schlesinger

Executive Vice President, General Counsel and Secretary

Ortho Clinical Diagnostics Holdings plc

1001 Route 202

Raritan, New Jersey 08869

(Name and address of agent for service)

908-218-8000

(Telephone number, including area code, of agent for service)

With copy to:

Patrick H. Shannon

Jason M. Licht

Latham & Watkins LLP

555 Eleventh Street N.W., Suite 1000

Washington, D.C. 20004

Tel: (202) 637-2200

Fax: (202) 637-2201

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary shares, $0.00001 par value per share (the “Ordinary Shares”), of Ortho Clinical Diagnostics Holdings plc	16,966,676(2)	$9.65(3)	$163,728,423.40(3)	$17,862.78
Ordinary Shares	74,742,370(4)	$16.00(5)	$1,195,877,920.00(5)	$130,470.29
Total			$1,359,606,343.40	$148,333.07

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Ordinary Shares that become issuable under the anti-dilution provisions of the Ortho-Clinical Diagnostics Bermuda Co. Ltd. 2014 Equity Incentive Plan (the “2014 Plan”) and the Ortho Clinical Diagnostics Holdings plc 2021 Omnibus Incentive Award Plan (the “2021 Plan”), including by reason of any share dividend, share split, bonus issue of shares, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding Ordinary Shares.

(2)

Represents Ordinary Shares subject to outstanding awards under the 2014 Plan as of February 1, 2021. To the extent share options outstanding under the 2014 Plan are forfeited, lapse unexercised or are settled in cash, the Ordinary Shares subject to the share options will be available for future issuance under the 2021 Plan.

(3)

Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the weighted average exercise price of the outstanding awards.

(4)

Represents 74,742,370 Ordinary Shares available for future issuance under the 2021 Plan, which number consists of (a) 7,967,000 Ordinary Shares initially available for issuance under the 2021 Plan and (b) an additional 66,775,370 Ordinary Shares that may become issuable under the 2021 Plan pursuant to its terms.

(5)

With respect to Ordinary Shares available for future issuance, estimated in accordance with Rule 457(c) and 457(h) of the Securities Act for purposes of calculating the registration fee, the proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average of the $16.86 (high) and $15.14 (low) sale price of Ortho Clinical Diagnostics Holdings plc’s (the “Company”) Ordinary Shares as reported on The Nasdaq Global Select Market on January 28, 2021, which date is within five business days prior to filing this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with this registration statement.

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed or to be filed (other than portions of those documents furnished or otherwise not deemed filed) by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference as of their respective dates and deemed to be a part hereof:

1.	the Company’s prospectus filed pursuant to Rule 424(b) under the Securities Act filed with the Commission on January 29, 2021;

2.	all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since January 29, 2021;

3.

the description of the Ordinary Shares contained in the Registration Statement on Form 8-A, filed with the Commission on January 27, 2021, and any amendment or report filed for the purpose of updating such description; and

4.

all other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Every director, officer or former director or officer of our group may be indemnified against all costs, charges, losses, expenses and liabilities incurred by him in connection with any negligence, default, breach of duty or breach of trust by him in relation to us or in connection with our activities as a trustee of an occupational pension scheme, in the actual or purported exercise of his powers or duties or otherwise as our officer, to the extent permitted under the U.K. Companies Act 2006 and the General Corporation Law of the State of Delaware.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following documents are filed as exhibits to this registration statement:

Exhibit No.	Exhibit Index

3.1	Articles of Association of Ortho Clinical Diagnostics Holdings plc (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed with the Commission on February 4, 2021)

5.1	Opinion of Latham & Watkins (London) LLP

10.1	Ortho Clinical Diagnostics Holdings plc 2021 Omnibus Incentive Award Plan

10.2	Ortho-Clinical Diagnostics Bermuda Co. Ltd. 2014 Equity Incentive Plan (incorporated by reference to Exhibit 10.9 of the Company’s Registration Statement on Form S-1, filed with the Commission on January 4, 2021)

23.1	Consent of Latham & Watkins (London) LLP (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney (included in the signature page to the registration statement)

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Raritan, New Jersey, on February 4, 2021.

Ortho Clinical Diagnostics Holdings plc

By:	/s/ Chris Smith
Name: Chris Smith
Title: Chairman and Chief Executive Officer

POWER OF ATTORNEY

The undersigned directors and officers of Ortho Clinical Diagnostics Holdings plc hereby constitute and appoint Chris Smith the individual’s true and lawful attorney in fact and agent, with full power of substitution and resubstitution, for the person and in his name, place and stead, in any and all capacities, to sign this registration statement and any or all amendments, including post effective amendments to the registration statement, and all other documents in connection therewith to be filed with the Commission, granting unto said attorney in fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney in fact as agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereto.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on February 4, 2021.

Signature	Title

/s/ Chris Smith	Chairman and Chief Executive Officer (Principal Executive Officer)
Chris Smith

/s/ Joseph M. Busky	Chief Financial Officer and Authorized Representative in the United States (Principal Financial Officer and Principal Accounting Officer)
Joseph M. Busky

/s/ Robert Yates	Director
Robert Yates

/s/ Karen H. Bechtel	Director
Karen H. Bechtel

/s/ Allan Holt	Director
Allan Holt

/s/ Carl Hull	Director
Carl Hull

/s/ Ron Labrum	Director
Ron Labrum

/s/ Thomas Mac Mahon	Director
Thomas Mac Mahon

/s/ David Perez	Director
David Perez

/s/ Robert R. Schmidt	Director
Robert R. Schmidt

/s/ Stephen H. Wise	Director
Stephen H. Wise